Columbus McKinnon Corporation Completes Sale of Positech Division

             Maker of Manipulators Sold to Positech Management Group

AMHERST, N.Y., Jan. 29 /PRNewswire-FirstCall/ -- Columbus McKinnon Corporation(NASDAQ-NMS:CMCO) (Nasdaq: CMCO) today announced the sale of its Positech division, a leading manufacturer of industrial manipulators and positioning products, to a management group led by Peter Hong, current President of Positech, for $2.0 million in cash. The proceeds of sale will be applied to debt reduction.

         For the 12 months ended December 29, 2003, Positech contributed sales of $5.3 million to Columbus McKinnon's consolidated net sales of $442.2 million and negative operating income of ($0.6) million. Columbus McKinnon will record a pre-tax charge of $2.3 million as a loss on the sale of Positech in its fiscal 2004 fourth quarter which will end on March 31, 2004.

         Timothy T. Tevens, Columbus McKinnon President and Chief Executive Officer commented, "As a manufacturer of highly engineered products with specialized applications, Positech is a solutions-type business and we are focusing our energies and resources on our material handling products business which makes up over 85% of Columbus McKinnon's sales. This divestiture is consistent with our previously announced plan to evaluate the sale of some less synergistic businesses to focus on our core products business and to generate cash for further debt reduction. We continue to evaluate the sale of additional businesses and surplus properties and will report on these sales as they occur."

         Positech is based in Laurens, Iowa. The new management group will operate the facility as American Handling Systems, Inc. and Positech's 64 employees will become employees of the new company, which will continue to operate in its Laurens, Iowa facility.

         Fleet M&A Advisors acted as financial advisor to Columbus McKinnon on the divestiture.

         Columbus McKinnon is a leading worldwide designer and manufacturer of material handling products, systems and services which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

     This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the Company's ability to amend its debt covenants with its lenders, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.


CONTACT:
Robert L. Montgomery, Jr.
Executive Vice President and Chief Financial Officer
Columbus McKinnon Corporation(NASDAQ-NMS:CMCO)
716-689-5405